Exhibit 10.2

SEVENTH AMENDMENT TO THE

AMGEN INC.

CHANGE OF CONTROL SEVERANCE PLAN

The Amgen Inc. Change of Control Severance Plan (the “Plan”) is hereby amended, effective upon the implementation of the Global Career Framework as determined by Amgen’s Senior Vice President of Human Resources, or his designee, as follows:

1. Section 1(N) of the Plan shall be amended and restated in its entirety as follows:

“(N) “Group II Participants” shall mean those management-level staff members of the Company, Amgen USA Inc., and Amgen Worldwide Services, Inc., Immunex Corporation, Immunex Manufacturing Corporation, Immunex Rhode Island Corporation, Amgen SF, LLC, and Amgen Fremont, Inc. at Job Level 8 or equivalent and above and who are not Group I Participants, as such group shall be constituted immediately prior to a Change of Control. At or before the occurrence of a Change of Control, the Company shall notify the Group II Participants in writing of their status as Participants in the Plan.”

2. Section 1(O) of the Plan shall be amended and restated in its entirety as follows:

“(O) “Group III Participants” shall mean those management-level staff members of the Company, Amgen USA Inc., and Amgen Worldwide Services, Inc., Immunex Corporation, Immunex Manufacturing Corporation, Immunex Rhode Island Corporation, Amgen SF, LLC, and Amgen Fremont, Inc. at Job Level 7 or equivalent, as such group shall be constituted immediately prior to a Change of Control. At or before the occurrence of a Change of Control, the Company shall notify the Group III Participants in writing of their status as Participants in the Plan.”

To record this Seventh Amendment to the Plan as set forth herein, the Company has caused its authorized officer to executive this document this 4th day of October 2006.

AMGEN, INC.

By:	/s/ Brian McNamee
Title:	Senior Vice President, Human Resources